Exhibit 10.3

EXECUTION COPY

PLAN SPONSORSHIP AGREEMENT

This Plan Sponsorship Agreement (this "Agreement"), dated as of January 15, 2015 (the "Execution Date"), is entered into by and among (1) The Wet Seal, Inc., The Wet Seal Retail, Inc., Wet Seal Catalog, Inc., and Wet Seal GC, LLC (individually, a "Company Party", and collectively, the "Company") and (2) B. Riley Financial, Inc. and its affiliates or designees selected in its sole discretion in accordance with section 26 of this Agreement (collectively, the "Sponsor" and, together with the Company, the "Parties").

WHEREAS, the Parties previously executed the Exclusivity and Work Fee Agreement dated January 9, 2015 (including all exhibits, appendices, and attachments thereto, the "Term Sheet"), which outlines certain terms and conditions relating to a restructuring of the Company's affairs subject to definitive documentation.

WHEREAS, the Parties have agreed to the restructuring of the Company's affairs on the terms and conditions set forth in this Agreement (including all transactions contemplated by this Agreement in connection therewith, the "Restructuring"), which will be effected in voluntary bankruptcy cases (collectively, the "Bankruptcy Case") commenced by the Company Parties under chapter 11 of title 11 of the United States Code, as amended (the "Bankruptcy Code").

WHEREAS, the Company has entered into certain commitments with respect to debtor-in-possession financing (the "DIP Financing").

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Bankruptcy Actions.

(a)          The Parties shall take the following actions and/or obtain the following relief by the specified deadlines:

(i)          by January 15, 2015, the Company shall (A) commence the Bankruptcy Case in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (B) file a motion to approve the Company's assumption of this Agreement;

(ii)         by February 6, 2015, the Company shall (A) obtain entry of an order by the Bankruptcy Court approving assumption of this Agreement and specifically approving the allowance and payment of certain fee and expenses of the Sponsor as administrative expenses consistent with section 2(d)(iv) hereof (the "PSA Order"), (B) provide a list to the Sponsor reflecting all executory contracts necessary or desirable for the operation of the Company's business (the "Contracts") and unexpired leases (the "Leases") to which the Company is a party, along with a list of any and all projected cure and reinstatement costs or expenses (the "Cure Costs") of or relating to the potential assumption of each Contract and Lease, and (C) file a reorganization plan that is consistent with the terms set forth in this Agreement and/or is otherwise reasonably acceptable to the Sponsor and the Company (the "Plan") and an accompanying disclosure statement (the "Disclosure Statement");

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(iii)        by February 20, 2015, the Company shall provide any supplements to the list of Contracts, including associated Cure Costs;

(iv)        by March 20, 2015, the Company shall obtain entry of an order by the Bankruptcy Court approving the Disclosure Statement and granting related relief, including, without limitation, approval of applicable solicitation procedures;

(v)         by April 1, 2015, the Sponsor shall deliver to the Company a list of designated Contracts and Leases to be assumed on the Effective Date pursuant to the Plan (the "Designated Contracts");

(vi)        by April 7, 2015, the Company shall deliver a notice to each of the counterparties of the Designated Contracts providing each such counterparty with notice that the respective Designated Contract may be assumed by the Company subject to payment of the estimated Cure Cost, and informing such counterparty that objections to the proposed assumption, including objections to the estimated Cure Cost (such objections, "Assumption Objections") must be filed with the Bankruptcy Court and submitted to the Parties no later than 4:00 p.m. prevailing Eastern time on April 21, 2015;

(vii)       by April 10, 2015, the Sponsor shall deliver to the Company the new charter, bylaws, and stockholders agreement of the Reorganized Company, as well as the members of the board of directors of the Reorganized Company accompanied by any disclosures required by Bankruptcy Code section 1129(a)(5) in connection therewith;

(viii)      by April 15, 2015, the Company shall file a supplement to the Plan (a "Plan Supplement") (A) setting forth the Designated Contracts as well as the estimated Cure Cost for each such Designated Contract, (B) attaching the new charter, bylaws, and stockholders agreement of the Reorganized Company, and (C) identifying the members of the board of directors of the Reorganized Company;

(ix)         by April 30, 2015, the Company shall (A) obtain entry of an order by the Bankruptcy Court confirming the Plan (such order, the "Confirmation Order"), and (B) obtain entry of an order of the Bankruptcy Court authorizing and approving the assumption of the Designated Contracts (excluding any Designated Contracts which are the subject of outstanding Assumption Objections pursuant to section 2(f) below) and fixing the Cure Costs for the Designated Contracts (the "Assumption Order");1 and

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(x)          the Company shall obtain interim and final orders approving that certain postpetition financing set forth in the DIP Financing by the deadlines, on the terms, and subject to the conditions set forth in the DIP Financing.

(b)          The Company agrees and covenants that, on the terms and subject to the conditions set forth in this Agreement, it will

(i)          prepare, as soon as reasonably practicable after the date of this Agreement a draft Plan and a draft Disclosure Statement, and after such preparation promptly provide such Plan and Disclosure Statement, in draft form, to the Sponsor and the Sponsor's legal and financial advisors for review and comment a reasonable period of time in advance of any filing thereof;

(ii)         include in the approved Disclosure Statement a statement that the Company's board of directors has recommended the acceptance of the Plan by the stakeholders of the Company who are entitled to vote on the Plan;

(iii)        in consultation with the Sponsor, use its commercially reasonable efforts to commence solicitation of the Plan as soon as practicable following entry of an order by the Bankruptcy Court approving the Disclosure Statement, as provided in any such Bankruptcy Court order;

(iv)        prepare and provide the proposed Confirmation Order, in draft form, to the Sponsor and the Sponsor's legal and financial advisors for review and comment a reasonable period of time in advance of any filing thereof and, subject to the prior written consent of the Sponsor to the form and substance of the Confirmation Order (which consent shall not be unreasonably withheld, conditioned or delayed) and consultation with the Sponsor, use its commercially reasonable efforts to file with the Bankruptcy Court the proposed Confirmation Order promptly following the end of the period to solicit acceptances of the Plan;

(v)         diligently pursue confirmation and consummation of the Plan;

(vi)        reasonably cooperate with the Sponsor and the Sponsor's legal advisor in connection with any discovery and hearings in connection with this Agreement, the Disclosure Statement, and/or the Plan and any transactions contemplated by such documents;

(vii)       use commercially reasonable efforts to provide drafts of any notices, motions, pleadings, filings, or other documents to be filed by the Company in the Bankruptcy Case to the Sponsor and the Sponsor's legal advisor a reasonable period of time (or, in the event of an emergency, the longest period of time practicable under the circumstances) prior to the date on which the Company intends to file such documents with the Bankruptcy Court, which such documents must be reasonably acceptable to the Sponsor and the Company and consistent with this Agreement;

[1]	Subject to section 2(f) below, the hearing to consider entry of the Confirmation Order and entry of the Assumption Order shall be scheduled for the same date (the "Confirmation Hearing").

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(viii)      without duplication or limitation of the foregoing, use commercially reasonable efforts to provide drafts of any proposed modifications, amendments, supplements, schedules, exhibits, and other documents related to the Plan, the Restructuring, the Disclosure Statement or their terms and conditions (collectively, the "Plan Related Documents") to the Sponsor and the Sponsor's legal advisor a reasonable period of time prior to the date on which the Company intends to file such documents with the Bankruptcy Court, and any such Plan Related Documents must be reasonably acceptable to the Sponsor and the Company and consistent with this Agreement;

(ix)         timely file a formal objection and prosecute in good faith such objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) modifying or terminating the Company's exclusive right to file and/or solicit acceptances of a plan of reorganization pursuant to section 1121 of the Bankruptcy Code, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Bankruptcy Case of any Company Party to a case under chapter 7 of the Bankruptcy Code, or (D) dismissing the Bankruptcy Case of a Company Party.

(c)          The Sponsor agrees and covenants that, on the terms and subject to the conditions set forth in this Agreement, it and its affiliates will:

(i)          upon execution of this Agreement and through the Bankruptcy Case, continue to support the Plan;

(ii)         following the commencement of the Bankruptcy Case, not (1) object to the Plan or the Disclosure Statement or the consummation of the Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (2) initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate or impede, the approval, confirmation or consummation of the Plan or the Disclosure Statement or the transactions outlined therein or otherwise commence any proceedings to oppose any of the transactions contemplated by the Plan or the Disclosure Statement, or take any other action that is barred by this Agreement; (3) vote for, consent to, support or participate in the formulation of any other restructuring, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (4) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company (or any of its assets or stock) other than the Plan (collectively, clauses (3) and (4) describe an "Alternative Plan"); (5) engage in or otherwise participate in any negotiations regarding any Alternative Plan, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Plan; (6) solicit, encourage, or direct any person to undertake any action prohibited by clauses (1) through (5) of this subsection (c)(ii); or (7) permit any of its, or its controlled affiliates', officers, directors, managers, employees, partners, representatives and agents to undertake any action prohibited by clauses (1) through (6) of this subsection (c)(ii); and

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(iii)        reasonably cooperate with the Company and the Company's legal advisor in connection with any discovery and hearings in connection with this Agreement, the Disclosure Statement, and/or the Plan and any transactions contemplated by such documents.

2.          The Plan and Certain Related Matters. The Plan and all related documents, including, without limitation, the Disclosure Statement, and the motion and order relating to approval of this Agreement, must be in form and substance reasonably acceptable to the Sponsor and the Company and not inconsistent with the terms and conditions set forth in this Agreement. The Plan shall provide for the following, among other things:

(a)          Effective Date. The effective date of the Plan (the "Effective Date") shall occur as soon as practicable but in no event later than May 15, 2015.

(b)          Conditions Precedent to the Effective Date. The Plan shall include the following conditions precedent (each a "Condition Precedent") which must be satisfied or waived prior to the occurrence of the Effective Date.

(i)          The Plan and any and all Plan Supplements, including any amendments or modifications thereto, shall be reasonably acceptable to the Sponsor and the Company.

(ii)         The Confirmation Order shall have been entered, shall not be subject to any stay on enforcement and be in form and substance reasonably satisfactory to the Sponsor and the Company. The Confirmation Order shall provide that, among other things, the Company or the Reorganized Company, as appropriate, is authorized to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing, and consummating the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with or described in the Plan.

(iii)        All documents and agreements necessary to implement the Plan, including, without limitation, the Exit Facility (as defined below) shall have (A) been tendered for delivery, and (B) been effected or executed. All conditions precedent to all such documents and agreements shall have been satisfied or waived pursuant to the terms and conditions of such documents or agreements, as applicable.

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(iv)        All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws or regulations.

(v)         As of the Effective Date, there shall be no existing or continuing events of default under the DIP Financing that has not been waived in writing.

(c)          Transactions Structure. The transactions contemplated by the Plan shall be structured in an efficient manner (including, without limitation, from a tax perspective and given the intent that the Company, as reorganized pursuant to the Plan (the "Reorganized Company"), not be a "public" company as of the Effective Date) and otherwise reasonably acceptable to the Sponsor, in consultation with the Company.

(d)          Treatment of Claims. Allowed claims shall be treated in a manner that satisfies the requirements of section 1129 of the Bankruptcy Code, including, without limitation, as follows:

(i)          Secured Claims. Except to the extent that a particular claimant agrees to a less favorable treatment approved by the Sponsor, secured claims allowed under section 506(a) of the Bankruptcy Code shall be unimpaired and reinstated upon the Effective Date under the Plan consistent with the requirements of section 1129 of the Bankruptcy Code.

(ii)         Priority Claims. Except to the extent that a particular claimant agrees to a less favorable treatment approved by the Sponsor, allowed claims that are entitled to priority under section 507(a) of the Bankruptcy Code will be paid in full in cash or treated as otherwise provided for under the Bankruptcy Code.

(iii)        Non-Priority Unsecured Claims. Except to the extent that a particular claimant agrees to a less favorable treatment approved by the Sponsor, holders of non-priority unsecured claims allowed under section 502 of the Bankruptcy Code (the "Unsecured Claims"), including, without limitation, obligations arising under or in connection with that certain convertible senior note issued on March 26, 2014, will receive their pro rata shares of the Non-Sponsor Stock (as defined below) in satisfaction of such Unsecured Claims, unless a claimant participates in the Convenience Class (as defined below).

(1)         The Plan shall provide for treatment of a class of Unsecured Claims that, for administrative convenience, will receive treatment different from the Unsecured Claims in the Unsecured Claims class (such class receiving different treatment, the "Convenience Class").  The Convenience Class will comprise all Unsecured Claims of a single holder  of a type that would otherwise be included in the Unsecured Claims Class that are either (i) a maximum dollar amount or less in the aggregate or (ii) greater than such maximum dollar amount in the aggregate but as to which such holder has made an election (the "Convenience Class Election") on the ballot for voting on the Plan to have such claim treated as a claim in the Convenience Class (all such claims, the "Convenience Claims").  The parties shall negotiate in good faith regarding the maximum dollar amount to be set forth in the Plan, which shall take into account the working capital needs of the Reorganized Company as of the Effective Date.

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(iv)        Administrative Expenses. Unless otherwise agreed by the holder thereof, the Plan will provide for the payment in full of all administrative expenses allowed under section 503 of the Bankruptcy Code consistent with section 1129(a)(9) of the Bankruptcy Code. The Sponsor's reasonable fees and expenses incurred in connection with the Bankruptcy Case, including, without limitation, its legal fees, are actual and necessary costs and expenses of preserving the estates under section 503 of the Bankruptcy Code and must therefore be allowed and paid as administrative expenses in the Bankruptcy Case. Following entry of the PSA Order, the Sponsor or the Sponsor's legal advisor shall periodically invoice (with reasonable detail concerning hours, rates and description of work performed, subject to redaction to preserve attorney-client privilege) the Company for legal fees due and owing, and the Company shall tender payment of such amounts due and owing within fifteen (15) days of receipt of such invoice. To the extent that any amounts remain due and owing pursuant to the Term Sheet, such amounts shall also be allowed and paid as administrative expenses in the Bankruptcy Case following entry of the PSA Order. Any remaining funds previously deposited pursuant to the Term Sheet shall be applied against the amounts incurred pursuant to this Agreement.

(e)          Cancellation of Equity Securities. On the Effective Date, all previously issued and outstanding equity securities of the Company (and all rights to convert, exchange, exercise for, or otherwise receive equity securities of the Company) shall be deemed void, cancelled, and of no further force and effect.

(f)          Executory Contracts and Unexpired Leases. The Sponsor, in consultation with the Company, shall determine the treatment of Contracts and Leases pursuant to the terms hereof and in a manner consistent with the Bankruptcy Code. All Contracts and Leases which are not Designated Contracts as of the Effective Date shall be deemed rejected as of such date. At any time before the effective date of assumption of a Designation Contract, the Sponsor may, in its sole discretion, withdraw or modify its designation of a Designation Contract for assumption by providing notice via email to the Company and its counsel.

(i)          The Company shall promptly inform the Sponsor of any formal or informal Assumption Objection. In the event that the Company, the Sponsor, and such objecting counterparty cannot resolve an Assumption Objection prior to the Confirmation Hearing, the Assumption Objection will be heard during the Confirmation Hearing, or at such later date as the Parties and the objecting counterparty may fix and agree and the Bankruptcy Court approves.

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(ii)         In the event that any outstanding Assumption Objection remains unresolved following the Confirmation Hearing, the Sponsor reserves the right to direct the Company to reject the Designated Contract which is the subject of such Assumption Objection at any time prior to entry of an order by the Bankruptcy Court authorizing the assumption of such Designated Contract. The Plan shall provide that rejection of the Designated Contract shall be effective upon the tenth (10th) day following delivery of a rejection notice to the contract counterparty.

(g)          Claims Resolution. Resolutions of claims will be subject to the terms and procedures set forth in the Plan, which, among other things, will (i) require that the Reorganized Company file any and all objections to claims during the ninety (90)-day period following the Effective Date (unless such period is extended by the Bankruptcy Court) and (ii) provide that any settlements of claims approved by the Bankruptcy Court prior to the Effective Date will be binding on all parties.

(h)          Avoidance Actions. The Plan shall provide that the Reorganized Company shall waive any avoidance actions that the Company or the estates may have against holders of Unsecured Claims that agree in writing to continue to participate in and extend trade credit in connection with the go-forward operations of the Reorganized Company. All other avoidance actions will be reserved and prosecuted by the Reorganized Company in its reasonable discretion.

(i)          Corporate Governance. The Plan shall designate the number of members of the board of directors of the Reorganized Company (the "New Board"), as such number is determined by the Sponsor. At a minimum, the New Board shall consist of five (5) members, including the Chief Executive Officer of the Reorganized Company, one (1) member to be nominated by the official committee of unsecured creditors appointed by the United States Trustee in the Bankruptcy Case (the "Committee") subject to the consent of the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed)), and three (3) additional members to be selected by the Sponsor; provided that if the Committee fails to nominate a member to the New Board, the Sponsor shall be permitted to appoint an additional member to the New Board in lieu of the Committee's nominee. The members of the New Board will be identified in the Plan Supplement, accompanied by any disclosures required by Bankruptcy Code section 1129(a)(5) in connection therewith. Under the Plan, the Reorganized Company will implement a new charter, bylaws, and stockholders agreement, all of which must be acceptable to the Sponsor in its reasonable discretion, and all of which will be filed in the Plan Supplement.

(j)          Management Options. On or after the Effective Date, the New Board will support the implementation of a stock-based management incentive plan which will provide for distributions not exceeding 10%, in the aggregate, on a fully-diluted basis.

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(k)          Exit Facility. The Reorganized Company shall obtain access to a revolving credit facility (the "Exit Facility") to fund its operations on and after the Effective Date. The Sponsor shall be responsible for procuring the Exit Facility, the Company shall reasonably cooperate with the Sponsor's efforts to procure the Exit Facility and the Exit Facility shall be in an amount and on terms and conditions reasonably acceptable to the Sponsor.

3.          Equity in Reorganized Company. On the Effective Date, equity in the Reorganized Company will be distributed as follows:

(a)          The Sponsor will purchase 80% of newly issued common stock in the Reorganized Company in consideration of $20 million in the form of (x) conversion of the principal amount of the DIP Financing into equity and (y) cash; and

(b)          in full satisfaction of the Unsecured Claims that are not otherwise settled or resolved under the terms of the Plan, holders of such Unsecured Claims will receive collectively 20% of newly issued common stock in the Reorganized Company (the "Non-Sponsor Stock").

4.          Exclusivity.

(a)          As used in this Agreement, "Alternative Transaction Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal, or inquiry relating to, or any third-party indication of interest in, any of the following:

(i)          any purchase, sale, or other disposition of all or a material portion of the Company's business or assets, except for the sale of assets in the ordinary course of business;

(ii)         any issuance, sale, or other disposition of any equity interest (including, without limitation, securities or instruments directly or indirectly convertible or exchangeable into equity) in the Company (by the Company) or any subsidiary of the Company primarily engaged in the Company's business (a "Business Subsidiary") (other than the issuance of stock options or similar instruments to existing directors, officers, or employees in the ordinary course of business consistent with past practice or otherwise pursuant to existing contractual obligations);

(iii)        any merger, acquisition, consolidation, or similar business combination transaction involving the Company or a Business Subsidiary; or

(iv)        any other transaction the purpose or effect of which would be reasonably expected to, or which would, prevent or render impractical, or otherwise frustrate or impede in any material respect, any of the transactions contemplated by this Agreement.

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(b)          As used in this Agreement, "Superior Proposal" means a bona fide written Alternative Transaction Proposal that the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, and other aspects of the proposal and the person or entity making the proposal (including any break-up fees, expense-reimbursement provisions, and conditions to consummation), (i) is more favorable, from a financial point of view, to the Company's stakeholders than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on a timely basis on the terms proposed (taking into account financing, among other things).

(c)          Except as expressly permitted by this Agreement, from and after the Execution Date, the Company agrees that it will not, and will cause each entity comprising the Company, and will use commercially reasonable efforts to cause its controlled affiliates, directors, officers, employees, advisors, and any other persons acting under the direction of any of them, and the representatives of any of the foregoing (collectively, all such entities and persons, the "Company Representatives") not to, initiate or solicit inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person or entity relating to, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or other agreement related to, any Alternative Transaction (an "Alternative Transaction Agreement"). This section 4(c) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions and negotiations with, any person or entity in response to an Alternative Transaction Proposal that is, or could reasonably be expected to result in, a Superior Proposal that is submitted to the Company by such person or entity (and not withdrawn prior to the furnishing of such information or such discussions) if (i) neither the Company nor any Company Representative shall have violated any of the restrictions set forth in this section 4, (ii) the Company receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of the Company, and (iii) within one (1) business days after furnishing any such nonpublic information to such person or entity, the Company furnishes such nonpublic information to the Sponsor (to the extent such nonpublic information has not been previously furnished by the Company to the Sponsor) and gives the Sponsor written notice of the identity of such person or entity and of the Company's intention to enter into discussions with such person or entity. The Company shall keep the Sponsor reasonably informed with respect to the status of any such Alternative Transaction Proposal, inquiry, indication of interest, or request and any modification or proposed modification thereto. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Company Representative, whether or not such Company Representative is purporting to act on behalf of the Company shall be deemed to constitute a breach of this section 4 by the Company.

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(d)          Notwithstanding anything to the contrary herein, the Company may terminate this Agreement in order to enter into a definitive Alternative Transaction Agreement with respect to a Superior Proposal that did not result from a breach of this section 4, subject to compliance with the following notice requirements and payment of the Break-Up Fee (defined below) in accordance with the terms of this Agreement, if (i) the Company has received an Alternative Transaction Proposal that, in the good-faith determination of the board of directors of the Company, constitutes a Superior Proposal, after having complied with the following notice requirements, and (ii) the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the board of directors under applicable law (such entitlement to terminate the Agreement, the "Superior Proposal Company Termination Right"). The Company shall not be entitled to exercise the Superior Proposal Company Termination Right unless:

(i)          the Company promptly notifies the Sponsor, in writing, at least three (3) Business Days (the "Notice Period") before entering into an Alternative Transaction Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received an Alternative Transaction Proposal that the Company intends to declare a Superior Proposal and/or that the Company intends to enter into an Alternative Transaction Agreement;

(ii)         the Company attaches to such notice the most current version of the proposed Alternative Transaction Agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

(iii)        the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with the Sponsor in good faith to make such adjustments in the terms and conditions of this Agreement so that such Alternative Transaction Proposal ceases to constitute a Superior Proposal, if the Sponsor, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) business days remain in the Notice Period subsequent to the time the Company notifies the Sponsor of any such material revision (it being understood that there may be multiple extensions)); and

(iv)        the Company determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Alternative Transaction Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Sponsor during the Notice Period in the terms and conditions of this Agreement.

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(e)          Notwithstanding anything to the contrary set forth in this Agreement, the Company’s board of directors may terminate this Agreement following the occurrence of an event, fact, development or occurrence after the date hereof that did not result from a breach of this section 4 (an “Intervening Event”) if, subject to compliance with the following notice requirements and payment of the Break-Up Fee (defined below) in accordance with the terms of this Agreement, the board of directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the board of directors under applicable law because the Intervening Event makes it unlikely that either (x) the Company will maximize value for stakeholders by consummating the Plan or (y) the Company can consummate the Plan within a reasonable period of time (such entitlement to terminate the Agreement, the "Intervening Event Company Termination Right"). The Company shall not be entitled to exercise the Intervening Event Company Termination Right unless:

(i)          the Company promptly notifies the Sponsor, in writing, at least five (5) Business Days before terminating this Agreement, of its intention to take such action with respect to an Intervening Event, which notice shall state expressly the Intervening Event as well as provide written notice and supporting documentation articulating the impact of the Intervening Event;

(ii)         the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with the Sponsor in good faith (including, without limitation, promptly responding to the Sponsor's reasonable requests for financial and other information regarding the Intervening Event and the impact of the Intervening Event) to make such adjustments in the terms and conditions of this Agreement so that the failure of the board of directors of the Company to terminate this Agreement in light of such Intervening Event would not be inconsistent with the fiduciary obligations of the board of directors under applicable law, if the Sponsor, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the Intervening Event, the Notice Period shall be extended, if applicable, to ensure that at least three (3) business days remain in the Notice Period subsequent to the time the Company notifies the Sponsor of any such material revision (it being understood that there may be multiple extensions)); and

(iii)        the Company determines in good faith, after consulting with outside legal counsel and its financial advisor, that the failure of the board of directors of the Company to terminate this Agreement in light of such Intervening Event would be inconsistent with the fiduciary obligations of the board of directors under applicable law because the Intervening Event makes it unlikely that either (x) the Company will maximize value for stakeholders by consummating the Plan or (y) the Company can consummate the Plan within a reasonable period of time (such entitlement to terminate the Agreement, after taking into account any adjustments made by the Sponsor during the Notice Period in the terms and conditions of this Agreement).

(f)          For the avoidance of doubt, and notwithstanding anything to the contrary herein, this section 4 shall not prohibit, limit, or otherwise restrict the Company from participating in discussions with, or providing any information to, any official committee appointed in the Bankruptcy Case so long as the Company does not otherwise violate the prohibitions contained in this section 4.

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5.          Break-up Fee. The Company acknowledges and agrees that the Sponsor would not have undertaken the obligations set forth in this Agreement without the Company's commitment to pay the Break-Up Fee (as defined below) on the terms and conditions set forth in this Agreement. In the event that the Company chooses to terminate this Agreement as set forth in section 11(b)(i) below, provided that the Sponsor is not in material breach of this Agreement, the Company shall pay to the Sponsor a break-up fee in the amount of one million dollars ($1,000,000) plus the Sponsor's reasonable out-of-pocket fees and expenses (including, without limitation, legal fees, and after application of any retainer previously funded by the Company) (such fees and expenses, collectively, the "Break-Up Fee"), and such Break-Up Fee shall be deemed earned immediately for all purposes. The Break-Up Fee shall be paid (i) via wire transfer of immediately available funds upon the closing of a Superior Proposal in the event of an exercise of the Superior Proposal Company Termination Right or (ii) upon payment of other allowed administrative expenses of the Company under section 503 of the Bankruptcy Code in the event such Superior Proposal does not close or upon an exercise of the Intervening Event Company Termination Right. The Company expressly acknowledges that the Break-Up Fee is an actual and necessary cost and expense of preserving the estates under section 503 of the Bankruptcy Code and must therefore be allowed and paid as an administrative expense in the Bankruptcy Case, and the PSA Order shall so provide.

6.          Exculpation. The Plan, the Disclosure Statement, and the Confirmation Order shall provide, to the maximum extent permitted by law, that each of the Parties, each Party's affiliates and subsidiaries, the members of each Party's respective boards of directors, and each Party's directors, officers, employees, agents, consultants, advisors and other representatives, including each Party's legal counsel, accountants and financial advisors, shall neither have nor incur any liability to any entity (as defined in section 101(15) of the Bankruptcy Code) for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming, or effecting the consummation of the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the Restructuring.

7.          Releases. The Plan, the Disclosure Statement, and the Confirmation Order shall provide, to the maximum extent permitted by law, that the Company, the Company's estates (within the meaning of the Bankruptcy Code), all holders of claims against the Company, all holders of interests in the Company, and all parties in interest with respect to the Company (collectively, the "Releasing Parties"), shall be deemed to have released the Sponsor and its representatives as well as the directors and officers of the Company serving in such capacity as of the date on which the Bankruptcy Case is commenced by filing a petition with the Bankruptcy Court (such directors and officers, the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring, and furthermore that the performance of the terms of the Plan in facilitating the Restructuring shall be a full and complete settlement of any claims or causes of action, whether known or unknown, that the Releasing Parties have or could have against the Released Parties relating to the Releasing Parties.

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8.          Representations of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a)          it is duly organized, validly existing, and in good standing under the laws of its state of formation;

(b)          it has the requisite corporate or entity power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(c)          the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or entity action;

(d)          this Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms; and

(e)          assuming the accuracy of the Company's representations in section 9(h), the execution, delivery, and performance by it of this Agreement do not and shall not require any material registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body.

9.          Representations of the Company. Each Company Party hereby represents and warrants to the Sponsor as follows, subject to Bankruptcy Court approval as applicable:

(a)          it is duly organized, validly existing, and in good standing under the laws of its state of formation;

(b)          it has the requisite corporate or entity power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(c)          the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or entity action;

(d)          this Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with the Agreement's terms;

(e)          to the actual knowledge of the senior executive officers of the Company (the "Company's Knowledge"), the financial and other information (excluding projections) concerning the Company which the Company or its representatives have made available to the Sponsor was complete and correct in all material respects as of the date of such information and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which such statements were made;

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(f)          to the Company's Knowledge, the Company and the Company's business are in compliance, in all material respects, with all applicable laws, and no pending written claim has been filed against any of the Company Parties alleging a material violation of any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement, or rule of law (collectively, "Laws"), in each case except any non-compliance or violation that would not have a material adverse impact on the Company's ability to operate its business;

(g)           as of the date of this Agreement, the Company has not received any written notice that the Company and the Company's business are under current investigation by a Governmental Entity with respect to the violation of any Laws that have a material adverse impact on the Company's ability to operate its business; and

(h)          assuming the accuracy of the Sponsor's representations in section 8(e), the execution, delivery, and performance by it of this Agreement do not and shall not require any material registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except the filings in the Bankruptcy Case contemplated by this Agreement and as required under the federal securities laws.

10.         Additional Conditions. In addition to the other conditions to the Parties' obligations set forth in this Agreement, each obligation and liability of the Parties under this Agreement is conditioned in its entirety upon (a) the truth of the representations and warranties of the other Party set forth in this Agreement in all material respects and the other Party's performance in all material respects of its agreements and covenants in this Agreement, (b) this Agreement not having been terminated pursuant to its terms, and (c) the Plan being (i) consistent in all material respects with the terms and provisions of this Agreement and (ii) otherwise reasonably acceptable to the Company and the Sponsor.

11.         Termination of Agreement.

(a)          The Sponsor may, but shall not be required to, terminate this Agreement immediately if any of the following occurs, by providing written notice of such termination to the Company.

(i)          The Company fails to perform any obligation (including, without limitation, obtaining specified relief) by the applicable deadline or within the applicable timeframe specified in this Agreement, including, without limitation, as required under section 1(a) of this Agreement.

(ii)         An event or occurrence required by this Agreement does not happen by the applicable deadline or within the applicable timeframe specified in this Agreement, including, without limitation, as required under section 2(a) of this Agreement.

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(iii)        The Reorganized Company has failed to obtain access to the Exit Facility, or any other condition to occurrence of the Effective Date has not occurred, within the applicable required timeframe.

(iv)        There is any material modification to, or material severance of any provision of, the Plan or any related document that is inconsistent with the terms and conditions set forth in this Agreement.

(v)         There is an event of default under the DIP Financing, and such event of default is not cured in accordance with the terms (including, without limitation, within the timeframe) set forth in the DIP Financing or waived.

(vi)        A motion is filed or relief is otherwise sought or supported by the Company or any Company Party seeking to (A) appoint a trustee, receiver, or examiner for any Company Party or any Company Party's assets and/or business, in the Bankruptcy Case or otherwise, (B) convert the Bankruptcy Case of any Company Party to a case under chapter 7 of the Bankruptcy Code, or (C) dismiss any Bankruptcy Case of a Company Party.

(vii)       An order is entered by the Bankruptcy Court (A) modifying or terminating the Company's exclusive right to file and/or solicit acceptances of a plan of reorganization pursuant to section 1121 of the Bankruptcy Code, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Bankruptcy Case of any Company Party to a case under chapter 7 of the Bankruptcy Code, or (D) dismissing any Bankruptcy Case of a Company Party.

(viii)      An order is entered appointing a trustee, receiver, or examiner for any Company Party or any Company Party's assets and/or business, in the Bankruptcy Case or otherwise.

(ix)         There has been a material breach of, material inaccuracy in, or material failure to perform any representation, warranty, covenant, or agreement made by the Company in this Agreement that has not been cured by the Company within ten (10) business days following receipt of notice from the Sponsor.

(x)          Any event or condition in respect of the operation of the Company has occurred that results, or would reasonably be expected to result, individually or in the aggregate, in a material adverse effect on (A) the business, financial condition and operations of the Company, taken as a whole, or on (B) the ability of the Company to consummate the transaction contemplated herein and in the Plan; provided, however, that for the purposes of this subsection, a material adverse effect shall not be deemed to include the effects of events or conditions resulting from (1) the Bankruptcy Case, (2) changes in general economic, financial or securities market or political conditions in the United States, (3) general changes or developments in the industries and markets in which the Business operates, (4) changes in (or proposals to change) any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof, (5) any outbreak or escalation of hostilities or war or any act of terrorism, (6) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any impact on customers, suppliers, vendors or employees), or (7) any action taken (or omitted to be taken) as required by this Agreement or at the request, or with the consent, of the Sponsor, shall, in each case, be excluded from the determination of a material adverse effect; provided further, however, that such events or conditions referred to in clauses (2), (3), (4) and (5) above do not materially and disproportionately affect the Company, taken as a whole, as compared to other businesses in the industries in which the Company operates.

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(xi)         If any court of competent jurisdiction or other competent governmental or regulatory authority shall (i) have issued an order making illegal or otherwise restricting, preventing or prohibiting the Plan in a manner that cannot reasonably be remedied or (ii) have entered a final, non-appealable judgment or order declaring this Agreement or any material provision of this Agreement or any related document to be illegal, invalid, or unenforceable.

(xii)        Edmond S. Thomas, or a replacement acceptable to the Sponsor in its sole and absolute discretion, ceases to be the chief executive officer of the Company.

(b)          The Company may, but shall not be required to, terminate this Agreement immediately if any of the following occurs, by providing written notice of such termination to the Sponsor.

(i)          Subject to the notice and other provisions of section 4(d) or section 4(e) of this Agreement, as applicable, the Company may terminate this Agreement (A) in connection with the Superior Proposal Company Termination Right, if the Company determines to enter into an Alternative Transaction Agreement in respect of a Superior Proposal; provided that in the event of such termination, the Company substantially concurrently enters into such Alternative Transaction Agreement, or (B) in connection with the Intervening Event Company Termination Right. If the Company exercises the Superior Proposal Company Termination Right or the Intervening Event Company Termination Right, the Company shall pay the Break-up Fee to the Sponsor in accordance with section 5.

(1)         The Parties acknowledge and agree that the Break-up Fee (i) is an integral part of the transactions contemplated by this Agreement, and that, without the Break-up Fee, the Sponsor would not have entered into this Agreement and (ii) is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Sponsor in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. The payment of the Break-Up Fee in accordance with the terms of this Agreement shall constitute the sole and exclusive remedy of the Sponsor for any breach of this Agreement by the Company.

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(2)         If the Company fails to pay the Break-up Fee in a timely manner, and, in order to obtain such payment, the Sponsor makes a claim against the Company that results in a judgment against the Company, the Company Party shall pay to the Sponsor the reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued by the Sponsor in connection with such suit, together with interest on the amounts set forth in this section at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(ii)         There has been a material breach of, material inaccuracy in, or material failure to perform any representation, warranty, covenant, or agreement made by the Sponsor in this Agreement that has not been cured by the Sponsor within ten (10) business days following receipt of notice from the Company.

(iii)        If any court of competent jurisdiction or other competent governmental or regulatory authority shall (i) have issued an order making illegal or otherwise restricting, preventing or prohibiting the Plan in a manner that cannot reasonably be remedied or (ii) have entered a final, non-appealable judgment or order declaring this Agreement or any material provision of this Agreement or any related document to be illegal, invalid, or unenforceable.

(iv)        If the funding under the DIP Financing is terminated by the Sponsor.

(c)          Subject to section 13(b), this Agreement shall terminate automatically upon occurrence of the Effective Date. For the avoidance of doubt, the DIP Financing shall survive any termination of this Agreement, except as otherwise specifically provided therein.

12.         Notices. All demands, notices, requests, consents, and communications (each a "Notice") under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, Federal Express or similar expedited delivery service, email, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by a Notice to the Parties:

If to the Company,

Edmond S. Thomas, CEO

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Email: Ed.Thomas@wetseal.com

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with a copy to

Michael Tuchin

Klee, Tuchin, Bogdanoff & Stern LLP

1999 Avenue of the Stars

39th Floor

Los Angeles, CA 90067

Email: mtuchin@ktbslaw.com

If to the Sponsor,

Steven H. Reiner, Managing Director

B. Riley & Co., L.L.C.

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

Email: sreiner@brileyco.com

with a copy to

Van C. Durrer, II

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Email: Van.Durrer@skadden.com

A Notice shall be deemed to have been duly given or made (a) upon delivery, if delivered personally or by courier service, messenger, or Federal Express or similar expedited delivery service, in each case with record of receipt, (b) upon transmission with confirmed delivery, if sent by facsimile or telecopy, or (c) two (2) business days after being sent by certified or registered mail, postage pre-paid, return receipt requested.

13.         Remedies; Limitation on Liability.

(a)          Subject to section 11(b)(i), the Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm to the other Party for which money damages would not be an adequate remedy and, accordingly, agrees that each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy or posting a bond or other security in connection with such remedy.

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(b)          Notwithstanding anything that may be expressed or implied in this Agreement, each Party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party's affiliates, or any of such Party's affiliates or respective former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a "Related Party" and collectively, the "Related Parties") in each case other than the Parties and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this section 13(b) shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns, for any breach or violation of its obligations under such contracts. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties, as applicable. The limitation on liability provision in this Section 13(b) shall survive the termination of this Agreement.

14.         Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, including the Term Sheet; provided, however, without duplication, any expense reimbursement due to the Sponsor from the Company pursuant to the Term Sheet shall be allowed and paid as an administrative expense pursuant to section 2(d)(iv) hereof. This Agreement may not be amended, altered, or modified in any manner whatsoever, except by a written instrument executed by each of the Parties hereto.

15.         Waiver. The Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the Parties.

16.         Public Announcements. Unless such disclosure is otherwise required by applicable Law or by obligations of the Company or the Sponsor or their respective affiliates pursuant to any listing agreement with or rules of any securities exchange, the Company and the Sponsor shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other.

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17.         Authority to Sign.  Each of the Parties represents and warrants that the person who executes this Agreement on behalf of such Party has been duly authorized on behalf of such Party to execute this Agreement on behalf of such Party and, in the case of an entity, that such authority has been validly obtained in accordance with the articles of incorporation and bylaws (or other organizational documents) of such Party, and the laws of the state of its organization for such Party.

18.         No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement except as set forth in section 13(b).

19.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the provisions of such laws relating to conflicts of law).

20.         Jurisdiction. The Company and the Sponsor each hereby irrevocably and unconditionally submit to the nonexclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in Wilmington, Delaware, or the Bankruptcy Court (following commencement of the Bankruptcy Case), and any appellate court from any of the foregoing, but solely in any action or proceedings to enforce this Agreement. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

21.         Savings Clause. Any provision or part of this Agreement that is determined to be invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions of this Agreement or the validity or enforceability of any such provision in any other situation or in any other jurisdiction. In lieu of any such provision, there shall be added a provision as similar in terms to such illegal, invalid, or unenforceable provision(s) as may be possible and mutually agreed upon by the Parties and still be legal, valid, and enforceable under applicable laws.

22.         Headings. Section headings in this Agreement are used for convenience only and shall not be considered for any purpose in construing this Agreement.

23.         Neutral Construction.  Each Party has cooperated, including by and through its counsel, in the drafting and preparation of this Agreement. Hence, this Agreement will be construed neutrally, and will not be applied more strictly against one Party than against another.

24.         Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one document.

25.         Electronic Transmittal. Signatures transmitted electronically (e.g., by facsimile or in .pdf format as an attachment to an e-mail) shall have the full force and effect of original signatures.

26.         Assignment. Each Party hereby agrees, for so long as this Agreement shall remain in effect, not to assign it rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that B. Riley Financial, Inc. may assign its rights and obligations under this Agreement to its affiliates or designees selected in its sole discretion; provided further that no such assignment shall relieve B. Riley Financial, Inc. from its obligations under this Agreement.

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27.         Acknowledgement. This Agreement and the transactions contemplated herein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, (i) a solicitation of votes for the acceptance of the Plan or any Chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or (ii) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any person until such person has been provided with a Disclosure Statement approved by the Bankruptcy Court.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives duly authorized as of the Execution Date.

By the Company:

THE WET SEAL, INC.
THE WET SEAL RETAIL, INC.
WET SEAL CATALOG, INC.
WET SEAL GC, LLC

by	/s/: Edmond Thomas
Name: Edmond S. Thomas
Title: CEO

By the Sponsor:

B. RILEY FINANCIAL, INC., ON
BEHALF OF THE ENTITIES
CONSTITUTING THE SPONSOR

by	/s/: Phillip J. Ahn
Name: Phillip J. Ahn
Title: CFO & COO

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